As filed with the Securities and Exchange Commission on May 11, 2005

Registration No. 333-72204

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AESP, INC.

(Exact name of registrant as specified in charter)

Florida	59-2327381
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1810 N.E. 144th Street
North Miami, Florida 33181
(305) 944-7710
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Advanced Electronic Support Products, Inc. 1996 Stock Option Plan, as amended
Various Stock Option Agreements between the Company and certain officers, directors and consultants listed on Annex A hereto
(Full title of Plans)

Slav Stein	Copy to:
President and Chief Executive Officer	Philip B. Schwartz, Esq.
AESP, Inc.	Akerman Senterfitt
1810 N.E. 144th Street	One Southeast Third Avenue, 28th Floor
North Miami, Florida 33181	Miami, Florida 33131
(305) 944-7710	(305) 374-5600
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

DEREGISTRATION OF SECURITIES

     On October 25, 2001, AESP, Inc. (formerly Advanced Electronic Support Products, Inc.) (the “Company”) filed a registration statement on Form S-8 (No. 333-72204) (the “Registration Statement”). The Registration Statement registered a total of 2,141,750 shares of the Company’s common stock, par value $0.001 per share, (the “Common Stock”), issuable to the holders of options to purchase shares of the Common Stock. The Registration Statement also registered shares of Common Stock to be used for offerings and resales of Common Stock previously acquired or to be acquired by (i) participants in the 1996 Stock Option Plan, as amended, who are deemed control persons of the Company, (ii) officers and directors who received stock option grants outside of any plan (iii) consultants who received options grants outside of any plan, and (iv) participants in the 1996 Plan who previously acquired Common Stock under the 1996 Plan and who received “restricted stock” upon such option exercises. All such persons are listed on Annex A.

     These offerings have been completed or terminated. Pursuant to the undertaking contained in the Registration Statement, the Company files this post-effective amendment to the Registration Statement to terminate the Registration Statement and deregister all of the shares of Common Stock that remain unsold as of the date hereof.

ANNEX A

Slav Stein
Roman Briskin
Terrence R. Diadone
William D. Coldrick
Leonard Sokolow
Paul Ponn
Tim Mahoney
Malcom McGuire

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida on May 11, 2005.

AESP, INC.
By:	/s/ Slav Stein
Slav Stein, President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Slav Stein Slav Stein	President, Chief Executive Officer and Director (Principal Executive Officer)	May 11, 2005

/s/ Roman Briskin Roman Briskin	Executive Vice President, Secretary and Director	May 11, 2005

/s/ Terrence R. Daidone Terrence R. Daidone	Director	May 11, 2005

/s/ William B. Coldrick William B. Coldrick	Director	May 11, 2005

/s/ Leonard Sokolow Leonard Sokolow	Director	May 11, 2005

/s/ John F. Wilkens John F. Wilkens	Chief Financial Officer (Principal Financial and Accounting Officer)	May 11, 2005